For more information contact:

Investors
Suzanne DuLong
+1 (206) 272-7049
s.dulong@f5.com

Media
Rob Gruening
+1 (206) 272-6208
r.gruening@f5.com

F5 Adds Michel Combes to Board of Directors

SEATTLE, WA - October 5, 2023 - F5, Inc. (NASDAQ: FFIV) today announced the appointment of Michel Combes, to its board of directors. Combes, 61, is a proven leader with more than 30 years of experience in the telecommunications and technology industries. Mr. Combes joins F5’s board effective September 29, 2023. Combes previously served as a director for F5 from July 2018 to March 2021.
“We are pleased to welcome Michel back to the F5 board,” said Alan Higginson, chair of the F5, Inc. board. “His experience leading some of the world’s largest telecom operators gives him unparalleled insight into a large segment of F5’s customer base. He also brings a depth of operational experience managing large, complex organizations, technology industry expertise, and a strong global perspective to F5’s board.”
Mr. Combes currently serves as Executive Vice President at Claure Group, a global entrepreneurial and investment firm. He served previously as Chief Executive Officer and as president of SoftBank Group International, from June 2020 to June 2022, and as President and Chief Executive Officer of Sprint from January 2018 until April 2020. His prior leadership roles also include Chief Executive Officer of Altice N.V., Chief Executive Officer of Alcatel-Lucent, Chief Executive Officer of Vodafone Europe, Chairperson and Chief Executive Officer of TDF Group, and Chief Financial Officer and Senior Executive Vice President of France Telecom.
Mr. Combes currently serves as Director and Chair of the Audit Committee for Phillip Morris International, and as Director and Chair of the Nominations & Renumerations Committee for Etisalat. He is also a member of the Advisory Team of McLaren Racing Limited.
Mr. Combes is a graduate of École Polytechnique and Télécom ParisTech, with a focus in engineering.
F5’s board is committed to adding strong new voices through transformation. With Combes’ appointment, F5’s board expands to 11 members, 10 of whom are independent. F5 has a diverse board including three directors who are women, and an additional four directors that identify as racially or ethnically diverse, with one identifying as African American or Black, two identifying as Asian, and one identifying as Hispanic or Latino(a).
About F5
F5 is a multi-cloud application services and security company committed to bringing a better digital world to life. F5 partners with the world’s largest, most advanced organizations to secure and optimize every app and API anywhere—on premises, in the cloud, or at the edge. F5 enables organizations to provide exceptional, secure digital experiences for their customers and continuously stay ahead of threats. For more information, go to f5.com. (NASDAQ: FFIV)

You can also follow @F5 on Twitter or visit us on LinkedIn and Facebook for more information about F5, its partners, and technologies. F5 is a trademark, service mark, or tradename of F5, Inc., in the U.S. and other countries. All other product and company names herein may be trademarks of their respective owners.

Source: F5, Inc.